Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,192,625.35	0.0001531	$ 335.69
Fees Previously Paid	2	$ 54,674,174.05		$ 8,370.62
	Total Transaction Valuation:	$ 56,866,799.40
	Total Fees Due for Filing:			$ 8,706.31
	Total Fees Previously Paid:			$ 8,370.62
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 335.69
Offering Note
[1]	The total transaction valuation of $56,866,799.40 is calculated as the aggregate maximum purchase price to be paid for 7,072,985 shares in the offer, based upon a price per share of $8.04, which represents 98% of the net asset value per share of the close of the regular trading session of the NYSE on September 3, 2025. This amendment reflects a total transaction valuation of $56,866,799.40 that is $2,192,625.35 higher than the highest total transaction valuation previously reported ($54,674,174.05). The amount of the filing fee is calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025, $153.10 per million dollars of the value of the transaction. A fee of $8,370.62 was previously paid by the Fund in connection with the filing of the Schedule TO-I by the Fund (File No. 005-60837) on August 1, 2025 (the "Schedule TO"), which was estimated based on the then-current total transaction valuation. This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The total fees due for this filing are $8,706.31. After deducting the portion of the filing fees previously paid with the initial Schedule TO, a net fee of $335.69 is being paid with this amendment to the Schedule TO.

[2]	A fee of $8,370.62 was previously paid by the Fund in connection with the filing of the Schedule TO-I by the Fund (File No. 005-60837) on August 1, 2025 (the "Schedule TO"), which was estimated based on the then-current total transaction valuation. This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A